Exhibit 4.71
Private & Confidential
Dated 30 September 2014
SIXTH SUPPLEMENTAL AGREEMENT
relating to a secured credit facility of
up to US$90,000,000
to
PARAGON SHIPPING INC.
as Borrower

provided by
THE BANKS AND FINANCIAL INSTITUTIONS
listed in schedule 1
as Lenders

Arranger, Agent and Security Trustee
UNICREDIT BANK AG
(formerly known as BAYERISCHE HYPO- UND VEREINSBANK AG)
Swap Bank
UNICREDIT BANK AG
(formerly known as BAYERISCHE HYPO- UND VEREINSBANK AG)

Contents
Clause		Page

1	Definitions	2
2	Consent of the Creditor Parties	3
3	Amendments to Principal Agreement and process agent’s address	3
4	Representations and warranties	4
5	Conditions	5
6	Relevant Parties' confirmations	6
7	Expenses	6
8	Miscellaneous and notices	7
9	Applicable law	7
Schedule 1 Names and lending offices of the Lenders		8
Schedule 2 The Owners		9
Schedule 3 The Relevant Ship and its details		10
Schedule 4 Documents and evidence required as conditions precedent		11

THIS SIXTH SUPPLEMENTAL AGREEMENT is dated 30 September 2014 and made BETWEEN:
(1)	PARAGON SHIPPING INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower");
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders (together the "Lenders");
(3)	UNICREDIT BANK AG (formerly known as BAYERISCHE HYPO- UND VEREINSBANK AG) as Agent (the "Agent");
(4)	UNICREDIT BANK AG (formerly known as BAYERISCHE HYPO- UND VEREINSBANK AG) as Arranger (the "Arranger");
(5)	UNICREDIT BANK AG (formerly known as BAYERISCHE HYPO- UND VEREINSBANK AG) as Security Trustee (the "Security Trustee");
(6)	UNICREDIT BANK AG (formerly known as BAYERISCHE HYPO- UND VEREINSBANK AG) as Swap Bank (the "Swap Bank");
(7)	THE COMPANIES listed in Schedule 2 as Owners (together the "Owners" and each an "Owner"); and
(8)	ALLSEAS MARINE S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and maintaining a ship management office at 15, Karamanli Avenue, 166 73 Voula, Greece (the "Approved Manager").
WHEREAS:
(A)	this Agreement is supplemental to a loan agreement dated 19 November 2007 (the "Original Agreement") made between (1) the Borrower as borrower, (2) the Lenders, (3) the Agent, (4) the Arranger, (5) the Security Trustee and (6) the Swap Bank as amended and restated by a first supplemental agreement dated 25 February 2009 (the "First Supplemental Agreement"), as amended and restated by a second supplemental agreement dated 24 March 2010 (the "Second Supplemental Agreement"), as amended and supplemented by a third supplemental agreement dated 29 December 2010 (the "Third Supplemental Agreement"), as amended and supplemented by a fourth supplemental agreement dated 27 October 2011 (the "Fourth Supplemental Agreement"), as further amended and supplemented by a fifth supplemental agreement dated 30 November 2012 (the "Fifth Supplemental Agreement"), a supplemental letter dated 18 January 2013 (the "First Letter"), a second supplemental letter dated 13 September 2013 (the "Second Letter") and a third supplemental letter dated 20 January 2014 (the "Third Letter" and, together with the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement, the First Letter and the Second Letter, the "Principal Agreement"), made between (inter alios) the Borrower and the Creditor Parties, relating to a secured credit facility of up to Ninety million Dollars ($90,000,000), of which the principal amount outstanding at the date hereof is Twenty two million eighty seven thousand Dollars ($22,087,000), made available by the Lenders to the Borrower upon the terms and conditions set out therein; and
(B)	this Agreement sets out the terms and conditions upon which the Creditor Parties agree, at the request of the Borrower:
(a)	to amend the Relevant Percentage on the terms set out in this Agreement;
(b)	to waive the application of paragraphs (a), (b) and (d) of Clause 12.4 of the Principal Agreement from 3 October 2014 until 27 August 2016; and

(c)	to certain consequential changes to the Principal Agreement required in connection with the above and agreed to by the Borrower and the Creditor Parties.
NOW IT IS HEREBY AGREED as follows:
1	Definitions
1.1	Defined expressions
Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.
1.2	Definitions
In this Agreement, unless the context otherwise requires:
"Creditor Parties" means the Agent, the Arranger, the Security Trustee, any Lender and the Swap Bank and "Creditor Party" means any of them;
"Effective Date" means the date, no later than 3 October 2014, on which the Agent notifies the Borrower in writing that the Agent has received the documents and evidence specified in Clause 5 and Schedule 4 in a form and substance satisfactory to it;
"Loan Agreement" means the Principal Agreement as amended and supplemented by this Agreement;
"Outgoing Owner" means Opera Navigation Co. listed in Schedule 2 as one of the Owners;
"Relevant Documents" means this Agreement, the Sixth Mortgage Addendum and any other document executed by any Relevant Party in connection with this Agreement;
"Relevant Parties" means the Borrower, the Owners and the Approved Manager or, where the context so requires or permits, means any or all of them;
"Relevant Ship" means the motor vessel listed in Schedule 3 (being one (1) of the Ships referred to in the Principal Agreement); and
"Sixth Mortgage Addendum" means, in relation to the Relevant Ship, the addendum executed or (as the context may require) to be executed by its Owner in favour of the Security Trustee in the form required by the Agent in its sole discretion and supplemental to the Mortgage dated 20 November 2007 executed by such Owner in favour of the Security Trustee.
1.3	Principal Agreement
References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.
1.4	Headings
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms
Clauses 1.2 to 1.5 (inclusive) of the Principal Agreement shall apply to this agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.
2	Consent of the Creditor Parties
2.1	Consent
The Creditor Parties, relying upon the representations and warranties made by each of the Relevant Parties in Clause 4, agree with the Borrower that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 3 October 2014 of the conditions contained in Clause 5 and Schedule 4 , the Creditor Parties agree with effect from the Effective Date:
2.1.1	to amend the Relevant Percentage on the terms set out in clause 3;
2.1.2	to waive the application of paragraphs (a), (b) and (d) of Clause 12.4 of the Principal Agreement from the Effective Date and throughout the remainder of the Security Period; and
2.1.3	to the amendment of the Principal Agreement on the terms set out in Clause 3;
2.2	Release of Outgoing Owner
The Creditor Parties hereby agree that, with effect on and from the Effective Date, the Outgoing Owner be (and it is hereby) released from its obligations arising under the Finance Documents (other than any indemnities given by the Outgoing Owner in any such document) to which it is a party (insofar as any such Finance Document has not been discharged already).
3	Amendments to Principal Agreement and process agent's address
3.1	Amendments to Principal Agreement
The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions and the Principal Agreement (as so amended) will continue to be binding upon the Creditor Parties and the Borrower in accordance with its terms as so amended:
3.1.1	by inserting in Clause 1.1 of the Principal Agreement the following new definitions of "Approved Broker", "Sixth Mortgage Addendum" and "Sixth Supplemental Agreement" in the correct alphabetical order:
""Approved Broker"" means each of H. Clarkson & Company Limited of London, England, Barry Rogliano Salles S.A. of Paris, France, R.S. Platou Shipbrokers S.A. of Oslo, Norway, Arrow Sale & Purchase (UK) Ltd. of London, England, Simpson Spence & Young of London, England, Fearnley AS of Oslo, Norway, Galbraith's Limited of London, England, Gibson Shipbrokers Ltd of London, England, Braemar ACM of London, England and Maersk Brokers of Copenhagen, Denmark;";
""Sixth Mortgage Addendum" means, in relation to m.v. "CALM SEAS", the addendum to the Mortgage over such Ship made or (as the case may be) to be made between the relevant Owner and the Security Trustee;"; and
""Sixth Supplemental Agreement" means the agreement dated 30 September 2014 made between (inter alios) the Borrower and the Creditor Parties supplemental to this Agreement;".

3.1.2	by deleting the definition of "Relevant Percentage" in Clause 15.1 of the Principal Agreement and by inserting in its place the following new definition of "Relevant Percentage":
"In this clause 15.1, "Relevant Percentage" means 130 per cent.".
3.2	Continued force and effect
Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.
3.3	Change of process agent's address under the Finance Documents
With effect on and from the date of this Agreement, each of the Finance Documents shall be amended so that references to the address of Hill Dickinson Services (London) Limited stated therein as each Relevant Party's agent for receipt of service of process under each of the Finance Documents in which such Relevant Party is a party, shall be amended to "The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England."
4	Representations and warranties
4.1	Primary representations and warranties
Each of the Relevant Parties represents and warrants to the Creditor Parties that:
4.1.1	Existing representations and warranties
the representations and warranties set out in Clause 10 of the Principal Agreement and Clause 4 of each Guarantee were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made on the date of this Agreement with reference to the facts and circumstances existing on such date;
4.1.2	Corporate power
each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;
4.1.3	Binding obligations
the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;
4.1.4	No conflict with other obligations
the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required
save for the registration of the Sixth Mortgage Addendum with the relevant ship registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;
4.1.6	Choice of law
the choice of English law to govern the Relevant Documents (other than the Sixth Mortgage Addendum), the choice of the Marshall Islands law to govern the Sixth Mortgage Addendum, and the submissions by the Relevant Parties to the non‑exclusive jurisdiction of the English courts are valid and binding; and
4.1.7	Consents obtained
every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.
4.2	Repetition of representations and warranties
Each of the representations and warranties contained in Clause 4.1 of this Agreement and Clause 10 of the Principal Agreement (as amended by this Agreement) shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.
5	Conditions
5.1	Documents and evidence
The consent of the Creditor Parties referred to in Clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the documents and evidence specified in Schedule 4 in form and substance satisfactory to the Agent.
5.2	General conditions precedent
The consent of the Creditor Parties referred to in Clause 2 shall be further subject to:
5.2.1	the representations and warranties in Clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and
5.2.2	no Event of Default (save for any Event of Default which may exist under Clause 19(f) of the Principal Agreement with regard however only to any Financial Indebtedness of a Relevant Person to any person other than the Creditor Parties pursuant to the Finance Documents) having occurred and continuing at the time of the Effective Date.
5.3	Waiver of conditions precedent
The conditions specified in this Clause 5 are inserted solely for the benefit of the Lenders and the Agent and may be waived by the Agent (acting on the instructions of the Majority Lenders) in whole or in part with or without conditions.

6	Relevant Parties' confirmations
Each of the Relevant Parties hereby confirms its consent to the amendments to the Principal Agreement and the other arrangements contained in this Agreement (including the release of the Outgoing Owner under clause 2.2) and agrees that:
6.1	each of the Finance Documents (including any Guarantee) to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement and the other arrangements contained in this Agreement (including the release of the Outgoing Owner under clause 2.2);
6.2	its obligations under the relevant Finance Documents (including any Guarantee) to which it is a party includes any and all amounts owing by the Borrower under the Principal Agreement as amended by this Agreement; and
6.3	with effect from the Effective Date, references to "the Agreement" or the "the Loan Agreement" in any of the Finance Documents (including any Guarantee) to which it is a party shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended.
7	Expenses
7.1	Expenses
The Borrower agrees to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditor Parties or any of them:
7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, the Relevant Documents; and
7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under the Relevant Documents, together with interest at the rate and in the manner referred to in Clause 7 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).
7.2	Value Added Tax
All expenses payable pursuant to this Clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditor Parties or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.
7.3	Stamp and other duties
The Borrower agrees to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditor Parties or any of them) imposed on or in connection with the Relevant Documents and shall indemnify the Creditor Parties against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices
8.1	Notices
The provisions of Clause 28 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Relevant Parties or any of them hereunder shall be sent to the same address as the address indicated for the "Borrower" in the said Clause 28.
8.2	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.
9	Applicable law
9.1	Law
This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.
9.2	Submission to jurisdiction
Each of the Relevant Parties agrees, for the benefit of the Creditor Parties, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Hill Dickinson Services (London) Limited at present of The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Creditor Parties or any of them to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Creditor Parties or any of them arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).
9.3	Contracts (Rights of Third Parties) Act 1999
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
 Names and lending offices of the Lenders
Lender	Lending Office
UniCredit Bank AG (formerly known as Bayerische Hypo- Und Vereinsbank AG)	62 Notara Street 185 35 Piraeus Greece

Schedule 2
 The Owners
Frontline Marine Company
Trade Force Shipping S.A.
Opera Navigation Co.

Schedule 3
 The Relevant Ship and its details

(1) Name	(2) IMO No.	(3) Owner
"CALM SEAS"	9184835	Frontline Marine Company

Schedule 4
 Documents and evidence required as conditions precedent
(referred to in Clause 5.1)
1	Corporate authorisation
In relation to each of the Relevant Parties:
(a)	Constitutional documents
copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;
(b)	Resolutions
copies of resolutions of each of its board of directors and, if required, its shareholders/stockholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of the Relevant Parties as:
(i)	being true and correct;
(ii)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders/stockholders of such Relevant Party, each duly convened and held;
(iii)	not having been amended, modified or revoked; and
(iv)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and
(c)	Certificate of incumbency
a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;
2	Relevant Documents
the Sixth Mortgage Addendum, duly executed by the relevant Relevant Party and (in the case of the Sixth Mortgage Addendum only) registered at the relevant ship registry;
3	Consents
a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Creditor Parties) in connection with, the execution, delivery, and performance of the Relevant Documents to which they are or will be a party;

4	Prepayment
the Agent has received from the Borrower a prepayment of the Loan in the amount of $7,000,000 together with irrevocable instructions by the Borrower that notwithstanding the provisions of clause 8.12 of the Principal Agreement such amount should be applied upon receipt in prepayment of the Loan and in reduction of the repayment instalments referred to in Clause 8.1 (excluding the balloon payment referred to therein) proportionately, and the Agent and the Lenders have made such application;
5	Legal opinions
such legal opinions in relation to the laws of the Marshall Islands and the Republic of Liberia and any other legal opinions as the Agent shall in its reasonable discretion deem appropriate; and
6	Process agent
an original or certified true copy of a letter from each Relevant Party's agent for receipt of service of proceedings accepting its appointment under this Agreement in which it is or is to be appointed as such Relevant Party's agent.

BORROWERS

EXECUTED as a Deed by		)	/s/ Katerina
for and on behalf of		)	Attorney-in-fact
PARAGON SHIPPING INC.		)
as Borrower		)	/s/
in the presence of:		)	Attorney-in-fact

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Attorney

Lenders

Signed by Anastasia Kerpinioti		)	/s/ Nikolaos Tzoumakas
and by Nikolaos Tzoumakas		)	Authorised Signatory
for and on behalf of		)
UNICREDIT BANK AG (formerly known as		)	/s/ Nikolaos Tzoumakas
BAYERISCHE HYPO- UND VEREINSBANK AG))			Authorised Signatory
as Lender		)

Agent

Signed by Anastasia Kerpinioti		)	/s/ Nikolaos Tzoumakas
and by Nikolaos Tzoumakas		)	Authorised Signatory
for and on behalf of		)
UNICREDIT BANK AG (formerly known as		)	/s/ Nikolaos Tzoumakas
BAYERISCHE HYPO- UND VEREINSBANK AG))			Authorised Signatory
as Agent		)

Arranger

Signed by Anastasia Kerpinioti		)	/s/ Nikolaos Tzoumakas
and by Nikolaos Tzoumakas		)	Authorised Signatory
for and on behalf of		)
UNICREDIT BANK AG (formerly known as		)	/s/ Nikolaos Tzoumakas
BAYERISCHE HYPO- UND VEREINSBANK AG))			Authorised Signatory
as Arranger		)

Swap Bank

Signed by Anastasia Kerpinioti		)	/s/ Nikolaos Tzoumakas
and by Nikolaos Tzoumakas		)	Authorised Signatory
for and on behalf of		)
UNICREDIT BANK AG (formerly known as		)	/s/ Nikolaos Tzoumakas
BAYERISCHE HYPO- UND VEREINSBANK AG))			Authorised Signatory
as Swap Bank		)

Security Trustee

Signed by Anastasia Kerpinioti		)	/s/ Nikolaos Tzoumakas
and by Nikolaos Tzoumakas		)	Authorised Signatory
for and on behalf of		)
UNICREDIT BANK AG (formerly known as		)	/s/ Nikolaos Tzoumakas
BAYERISCHE HYPO- UND VEREINSBANK AG))			Authorised Signatory
as Security Trustee		)

OWNERS

EXECUTED as a Deed by		)	/s/ Katerina Stoupa
for and on behalf of		)	Attorney-in-fact
FRONTLINE MARINE COMPANY		)
as Owner		)
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Attorney

EXECUTED as a Deed by		)	/s/ Katerina Stoupa
for and on behalf of		)	Attorney-in-fact
TRADE FORCE SHIPPING S.A.		)
as Owner		)
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Attorney

EXECUTED as a Deed by		)	/s/ Katerina Stoupa
for and on behalf of		)	Attorney-in-fact
OPERA NAVIGATION CO.		)
as Owner		)
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Attorney

Approved Manager

EXECUTED as a Deed by		)	/s/ Katerina Stoupa
for and on behalf of		)	Attorney-in-fact
ALLSEAS MARINE S.A.		)
as Approved Manager		)
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Attorney